Exhibit No. 99.1

Lexington Precision Corporation
767 Third Avenue
New York, NY 10017

FOR IMMEDIATE RELEASE

LEXINGTON	PRECISION EXTENDS EXCHANGE OFFER

NEW YORK, June 5, 2003 – Lexington Precision Corporation (OTC: LEXP) announced today that it is extending the expiration date of its offer to exchange for its 12¾% Senior Subordinated Notes due February 1, 2000, units consisting of 11½% Senior Subordinated Notes due August 1, 2007, and warrants to purchase common stock. The offer, which was scheduled to expire at 12 midnight, New York City Time, on June 5, 2003, is now scheduled to expire at 12 midnight, New York City Time, on June 27, 2003, unless further extended.

Lexington Precision Corporation manufactures rubber and metal components that are used primarily by manufacturers of automobiles, automotive replacement parts, and medical devices.

Contact: Warren Delano (212) 319-4657